Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) of our report dated March 16, 2015, relating to our audit of the Company’s consolidated financial statements as of December 31, 2014 and December 31, 2013, and for each of the years then ended, financial statement schedule for the years ended December 31, 2014 and December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2014, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ HASKELL & WHITE LLP

Irvine, California
March 16, 2015